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          Letterhead of KENNY S&P EVALUATION SERVICES
              A division of J.J. Kenny Co., Inc.


                                                  July 31, 1997


Dean Witter Reynolds Inc.
Two World Trade Center
New York, NY  10048


               Re:  Dean Witter Select Municipal Trust,
                    Long Term Portfolio Series 120


Gentlemen:

          We have examined the post-effective Amendment to the Registration Statement File No. 33-28194 for the above- cap-tioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently act-ing as the evaluator for the trust. We hereby consent to the use in the Amendment of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

          In addition, we hereby confirm that the ratings indi-cated in the above-referenced Amendment to the Registration Statement for the bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database as of the evaluation report.

          You are hereby authorized to file a copy of this let-ter with the Securities and Exchange Commission.


                         Sincerely,



                         Frank A. Ciccotto
                         Frank A. Ciccotto


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                                                        Exhibit 23.lb.







                      CONSENT OF INDEPENDENT AUDITORS
We consent to the use of our report dated July 7, 1997, accompanying the financial statements of the Dean Witter Select Municipal Trust Long Term Portfolio Series 120 included herein and to the reference to our Firm as experts under the heading "Auditors" in the prospectus which is a part of this registration statement.




DELOITTE & TOUCHE LLP


July 31,1997
New York, New York